EXHIBIT 99.1

Freeze Tag News:

CEO Update on Corporate Actions

TUSTIN, CA, October 6, 2017 – Freeze Tag (OTC: FRZT), a leading creator of mobile social games, today announced the company has reached significant milestones in its corporate restructuring and future growth plans.

“We have successfully executed a reverse split effective October 5, 2017,” said Craig Holland, CEO of Freeze Tag. “We’re also excited to announce we are very close to finalizing our merger transaction with Munzee Inc.”

The CEO of Freeze Tag indicated corporate actions have taken place or will soon be effective:

1.	The reverse split of FRZT stock (1:100) was published on the Daily List on October 4, 2017 by FINRA, and became effective at the open of the market on October 5, 2017.

2.	Temporarily, as a result of the reverse split, Freeze Tag stock will be trading under the symbol “FRZTD” symbol for 20 trading days. After the 20-day period has expired, the stock symbol will return to FRZT.

3.	Beginning October 5, FRZT stock can be traded at the new stock share price reflected post the reverse split. There is no hold or freeze on the trading of FRZT shares during this 20-day period, or beyond.

4.	The merger with Munzee Inc. is proceeding very well. The estimated date of closing the merger is October 18, 2017.

The Freeze Tag CEO indicated that more news will be coming shortly as the merger transaction is finalized, product roadmaps are reviewed and future plans are solidified for the newly combined company.

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About MUNZEE Inc.

With almost 5 million locations worldwide and hundreds of thousands of players, Munzee is a social platform that blends gamification, geolocation and marketing elements into an experience that rewards players for going places in the physical world. Utilizing QR code and GPS technology, Munzee is able to validate a person’s location and provide them points to level up in the various Munzee mobile applications. The Munzee suite of applications includes Munzee, our flagship product, Eventzee, a photo scavenger hunt useful for corporate training and trade shows, and WallaBee, an addictive collecting game with over 2,000 beautifully drawn digital cards.

About Freeze Tag, Inc.

Freeze Tag, Inc. is a leading creator of mobile social games that are fun and engaging for all ages. Based on a free-to-play business model that has propelled games like Pokemon Go and Candy Crush Saga to worldwide success, we employ state-of-the-art data analytics and proprietary technology to dynamically optimize the gaming experience for revenue generation. Players can download and enjoy our games for free, or they can purchase virtual items and additional features within the game to increase the fun factor. Our games encourage players to compete and engage with their friends on major social networks such as Facebook and Twitter. Founded by gaming industry veterans, Freeze Tag has launched several successful mobile games including the number one hit series Victorian Mysteries® and Unsolved Mystery Club®, as well as digital entertainment like Etch A Sketch®. Freeze Tag games have been downloaded millions of times on the Apple, Amazon and Google app stores.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial uncertainties and risks. These forward-looking statements are based upon our current expectations, estimates and projections and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to, our partners continuing to help market the game, and our ability to implement new changes and release them. We undertake no obligation to revise or update any forward-looking statement for any reason.

Contact:

info@freezetag.com

714-210-3850 x26

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